OCEAN SHORE HOLDING CO.

ANNOUNCES STOCK REPURCHASE PROGRAM

November 20, 2013, Ocean City, NJ. Ocean Shore Holding Co. (Nasdaq: OSHC) today announced that the Company’s board of directors has approved the repurchase of up to 210,000 shares of the Company’s outstanding common stock, which is approximately 3% of outstanding shares. Purchases will be conducted solely through a Rule 10b5-1 repurchase plan with Sandler O’Neill & Partners, L.P. Purchases will be based upon the parameters of the Rule 10b5-1 repurchase plan.

The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period.

Ocean Shore Holding Co. is the parent company of Ocean City Home Bank. Ocean City Home Bank is headquartered in Ocean City, New Jersey with eleven other branches in southeastern New Jersey. The Bank is a full service community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

Contacts:

Steven E. Brady, President and CEO

Donald F. Morgenweck, CFO

(609) 399-0012